    As filed with the Securities and Exchange Commission on January 13, 2003
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                                   NYFIX, INC.
             (Exact name of registrant as specified in its charter)

      New York                                                06-1344888
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)

                              Stamford Harbor Park
                                333 Ludlow Street
                           Stamford, Connecticut 06902
                                 (203) 425-8000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                          ----------------------------

                                 Peter K. Hansen
                             Chief Executive Officer
                                   NYFIX, Inc.
                              Stamford Harbor Park
                                333 Ludlow Street
                           Stamford, Connecticut 06902
                                 (203) 425-8000
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                            -------------------------

                                   Copies to:
                              Robert L. Frome, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                    505 Park Avenue, New York, New York 10022
                                 (212) 753-7200
                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                           -------------------------

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the
following box. |_|

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with
dividend or interest reinvestment plans, please check the following box. |X|

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the
earlier effective registration statement for the same offering. |_|

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering. |_|

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

========================================================================================================

                                                         Proposed         Proposed
                                        Amount            Maximum         Maximum            Amount Of
                                        To Be          Offering Price     Aggregate        Registration
  Title of Shares to be Registered     Registered       Per Share(1)   Offering Price(1)         Fee
--------------------------------------------------------------------------------------------------------

Common Stock, par value $.001 per
share..........                         210,000             $4.63          $972,300          $89.45

========================================================================================================

(1)     Estimated  solely for the purpose of calculating the registration fee in accordance  with  Rule  457(c)  under  the  Securities  Act of 1933,  as amended,  based on the  average  of the high and low  price of $4.74 and
        $4.51, respectively, of the common stock on January 9, 2003.

            THE  REGISTRANT  HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH
DATE OR  DATES AS MAY BE  NECESSARY  TO  DELAY  ITS  EFFECTIVE  DATE  UNTIL  THE
REGISTRANT SHALL FILE A FURTHER  AMENDMENT WHICH  SPECIFICALLY  STATES THAT THIS
REGISTRATION  STATEMENT  SHALL  THEREAFTER  BECOME  EFFECTIVE IN ACCORDANCE WITH
SECTION  8(A)  OF  THE  SECURITIES  ACT  OF  1933,  AS  AMENDED,  OR  UNTIL  THE
REGISTRATION  STATEMENT  SHALL BECOME  EFFECTIVE ON SUCH DATE AS THE COMMISSION,
ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                      -2-

The  information in this  prospectus is not complete and may be changed.  We may not sell  these  securities  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these  securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 PRELIMINARY PROSPECTUS--SUBJECT TO COMPLETION,
                             DATED JANUARY 13, 2003

                                   NYFIX, Inc.

                         210,000 shares of Common Stock

            o   The shares of common stock offered by this  prospectus are being sold by the selling shareholders.

            o   We will not receive any proceeds from the sale of these shares.

            o   Our common stock is traded on the Nasdaq Stock Market's National
                Market under the symbol NYFX.

            o   On January 9, 2003 the last  reported  sale for our common stock was $4.67 per share.

            INVESTING  IN OUR COMMON  STOCK  INVOLVES A HIGH DEGREE OF
            RISK. YOU SHOULD CAREFULLY  CONSIDER THE FACTORS DESCRIBED
            UNDER THE HEADING  "RISK  FACTORS"  BEGINNING ON PAGE 5 OF
            THIS PROSPECTUS.

                        ---------------------------------

            NEITHER THE  SECURITIES  AND EXCHANGE  COMMISSION  NOR ANY
            STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
            THESE  SECURITIES  OR PASSED UPON THE ADEQUACY OR ACCURACY
            OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
            A CRIMINAL OFFENSE.

                       ---------------------------------

                                 _________, 2003

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----

Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities........................................  18

            Unless  otherwise  indicated,  all references in this  prospectus to
"NYFIX," "we," "us" and "our" refer to NYFIX, Inc., a New York corporation,  and its subsidiaries,  NYFIX Partners,  Inc., NYFIX USA, LLC, Javelin  Technologies,
Inc.,  NYFIX  Transaction  Services,   Inc.,  NYFIX  Overseas,  Inc.  and  NYFIX
Millennium, L.L.C.

                                      -i-

                               PROSPECTUS SUMMARY

            THIS SUMMARY  HIGHLIGHTS  SELECTED  INFORMATION  ABOUT  NYFIX.  THIS
SUMMARY MAY NOT CONTAIN ALL OF THE  INFORMATION  THAT YOU SHOULD CONSIDER BEFORE
INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS  CAREFULLY,
INCLUDING  THE  INFORMATION  UNDER "RISK  FACTORS"  BEGINNING  ON PAGE 5 AND THE
INFORMATION  INCORPORATED  BY  REFERENCE  HEREIN  BEFORE  MAKING  AN  INVESTMENT
DECISION.

NYFIX, Inc.

            NYFIX,  Inc., a New York  corporation  formed in 1991,  is a leading
provider  of  electronic   trading   infrastructure   and  technologies  to  the
professional trading segment of the brokerage community.  NYFIX, Inc., a holding company,  conducts its  operations  through its  subsidiaries,  while  providing overall strategy,  financial  planning and evaluation of potential  acquisitions for the Company.

            NYFIX currently has six subsidiaries:

            1.   NYFIX  USA,  LLC,  a  wholly  owned  subsidiary,  operates  the
                 Company's core business and develops real-time order management trader workstations,  exchange automation systems,  trade order and execution routing and straight-through processing solutions for brokerage firms and other financial institutions. NYFIX USA operates the NYFIX network,  the industry's  largest  Financial
                 Information Exchange (FIX) order-routing  network. NYFIX USA is a  pioneer  in the  adoption  of the FIX  protocol  and all its products are FIX-compliant.  NYFIX USA sells our equity systems primarily on a  subscription  basis,  with  customers  paying a monthly fee for software and services.

             2.  Javelin  Technologies,  Inc., a wholly owned  subsidiary,  is a leading supplier of electronic trade  communication  technology and the  leader  in FIX  technology.  Javelin  has  over  1,000 installations  at  more  than  300  major  buy-  and  sell-side institutions,  securities clearing houses, hedge fund managers,
                 exchanges  and  ECNs  worldwide.   Javelin   solutions  provide
                 universal  connectivity,  streamline workflow and eliminate the high cost and risk of developing  proprietary network links and
                 protocol   implementations.    Javelin's   electronic   trading
                 solutions  power hundreds of clients  including  American Stock
                 Exchange,  Barclays  Global  Investors,  Chicago  Board Options
                 Exchange (CBOE), Morgan Stanley,  Fidelity Management Research,
                 Nasdaq Japan,  Instinet,  ABN Amro, Thomson  Financial,  Market
                 XT/Tradescape, and Yahoo.

                                      -1-

            3.   NYFIX Transaction Services, Inc., a wholly owned subsidiary, is an NASD broker-dealer, which provides execution and smart order routing  solutions  primarily  to  domestic  and  international broker-dealers  and specialized  trading firms for a single per share fee.

            4.   NYFIX Overseas, Inc., our London-based wholly owned subsidiary, specializes in electronic trading solutions for the derivatives markets and develops order management workstations and exchange interface  systems,  supporting  trading on more than 20 of the world's  leading  international  derivatives  exchanges.  NYFIX
                 Overseas  offers its products on both a sales and  subscription basis and is developing a transaction-based offering.

            5.   NYFIX Millennium,  L.L.C., an 80% owned subsidiary,  is an NASD broker-dealer and operates an Alternative Trading System (ATS).
                 The  NYFIX  Millennium  ATS  provides  a  real-time,  anonymous matching system for equity trading.  NYFIX Millennium leverages the  NYFIX  network's  large  order  routing  shares  volume to provide a more  efficient  liquidity  source for the  financial community.  On February 1, 2002,  NYFIX increased its ownership interest in NYFIX Millennium from 50% to 80%. The remaining 20%
                 is  owned  by  a  consortium  of  ten  brokerage  firms.  NYFIX
                 Millennium charges for its services on a transaction-fee basis.

              6. NYFIX Partners, Inc., a wholly owned subsidiary,  is a National
                 Futures Association introducing broker-dealer that offers route order flow for execution for the derivatives  markets on twelve global  futures  exchanges on a  transaction-fee  basis.  NYFIX
                 Partners received its introducing  broker status in August 2002 and commenced operations in the fourth quarter of 2002.

            We  are  a  leading   provider  of   electronic   trading   systems,
industry-wide  trade  routing  connectivity,   straight-through  processing  and
execution services and systems to the global equities and derivatives  financial markets.  With our desktop  solutions,  stationary  and wireless  exchange floor systems,  electronic  automation  systems and  straight-through  processing,  we streamline  data entry,  routing and  execution and  eliminate  many  processing inefficiencies.  Our  infrastructure,  which consists of an extensive network of electronic circuits, links industry participants across equities and derivatives markets. Our technology is being used by over 200 customers, many of who are the largest and most  respected  firms in the industry and we have gained  prominent market share with the New York Stock Exchange  (NYSE) member firms. We processed an average NYSE daily volume of 212 million shares in the first quarter of 2000, a number which has grown to over 500 million shares in 2002,  with daily volumes reaching as high as 1.2 billion shares.

            Our products and services are broadly  categorized  into  electronic trading  infrastructure  and  applications  and  provide  our  customers  with a

                                      -2-

complete  solution  to  enter,  manage  and  route  orders  and  execution  data electronically.  The  NYFIX  network  is a  proprietary  centralized  electronic infrastructure linking various market participants to provide efficient,  secure and reliable order routing. A single dedicated circuit between our customers and the NYFIX network enables connectivity to buyside and sellside  institutions and
major  international   exchanges  and  alternative   execution  venues  such  as
electronic  communication  networks  (ECNs) and ATSs. We also have developed and offer an integrated portfolio of modular desktop trading applications,  exchange floor  automation  and exchange  access  applications  for trading  domestic and
international   equities,   futures  and  options.  Our  outsourced  application
solutions reside upon our centralized system and are delivered through the NYFIX network.  Our  products  and services  operate  using the industry  standard FIX protocol.

            To date, we have  principally  derived our revenues  from  recurring subscriptions,  product  sales and  services.  In  addition  to  developing  our subscription  revenues,  we have begun to develop transaction  revenues.  Rather than a monthly  per  terminal  fee,  transaction  revenues  will be  derived  by charging a per share fee for trades  executed by NYFIX,  either within the NYFIX
Millennium ATS or through NYFIX Transaction  Services. We are well positioned to distribute order routing terminals in certain domestic and international  market segments  seeking more direct exchange and execution access and trade processing services in return for per share based  transaction  fees. We believe there is a substantial  market for these types of transaction  revenue  streams.  Our order routing  connectivity  capabilities  and  technology  platform also enable us to support transaction revenue generation in our subsidiaries, NYFIX Millennium and
NYFIX  Transaction  Services,  as well  as our  Madrid,  Spain-based  affiliate,
Eurolink Network, Inc.

            The large  quantity of orderflow  processed by the NYFIX network has uniquely positioned us to develop,  together with NYFIX Millennium,  an ATS that functions  similarly  to an ECN in that it matches  buy and sell  orders.  NYFIX
Millennium  can match  either  buy and sell  orders or pass them  through to the exchange or  execution  venue of the trader's  choice,  in  real-time,  which we believe is a unique feature and key  differential  from other ATSs and ECNs that rely on captive order liquidity.  NYFIX Millennium augments  traditional auction markets by combining  the  electronic  execution  technology  of an ECN with the liquidity of traditional primary markets. Institutional traders benefit from the order invisibility and anonymity provided by NYFIX Millennium,  which eliminates the negative price impact associated with displaying large blocks of shares. The
NYFIX  Millennium ATS went into full  production on September 5, 2001 and we are currently  focusing on  expanding  NYFIX  Millennium's  user base and  execution volumes.

            Our goal is to become the leading  provider of real-time  electronic trade entry,  routing and execution  solutions to the global financial  services industry. To achieve this, we plan to:

            o   increase  the number of  participants  in the NYFIX  network and continue to expand the suite of products and services  available to our customers;

            o   develop transaction revenue streams in NYFIX Millennium;

                                      -3-

            o   develop  transaction revenue streams from our electronic trading infrastructure  and technologies  through our subsidiaries NYFIX
                Transaction Services and NYFIX Partners,  as well as through our affiliates EuroLink and Renaissance;

            o   establish  and expand  orderflow  through NYFIX  Millennium  and leverage strategic partnerships;

            o   expand the  universe  of  securities  being  traded  through our network; and

            o   continue to protect  our  customers'  roles in the  distribution market.

            Our  headquarters  are located at Stamford  Harbor Park,  333 Ludlow
Street, Stamford, Connecticut, 06902 and our telephone number at that address is
(203) 425-8000.  We have additional  offices in New York, Chicago and London and maintain a presence in San Francisco,  Hong Kong and Sydney,  Australia. Our web
site can be found at WWW.NYFIX.COM. Information contained on our Web site is not a part of this prospectus.

Shares Being Offered

            This prospectus relates to the offering by the selling  shareholders of an aggregate of 210,000  shares of our common stock,  consisting of shares we issued to such selling  shareholders in connection with our acquisition of units of membership interests in Renaissance Trading Technologies, LLC.

                                      -4-

                                  RISK FACTORS

            YOU SHOULD  CAREFULLY  CONSIDER  THE RISKS  DESCRIBED  BELOW  BEFORE
MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING  CIRCUMSTANCES OCCUR, OUR
BUSINESS,  FINANCIAL  CONDITION  OR RESULTS OF  OPERATIONS  COULD BE  MATERIALLY
ADVERSELY  AFFECTED.  IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD
DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

SOME OF OUR  NEWLY-ACQUIRED  SUBSIDIARIES HAVE NOT BEEN PROFITABLE AND THEREFORE
WE MAY NOT BE PROFITABLE IN THE FUTURE.

            In December 2001, we acquired an inactive  broker-dealer and renamed it NYFIX  Transaction  Services,  Inc. In May 2002, the National  Association of
Securities  Dealers,   Inc.  approved  NYFIX  Transaction  Services'  membership
application  and it  first  started  generating  revenues  as of July  1,  2002.
Effective as of February 1, 2002, we increased  our ownership  interest in NYFIX
Millennium  from 50% to 80%.  NYFIX  Millennium was formed in September 1999 and since that time has been in the development stage and has incurred aggregate net losses of approximately  $26.8 million through September 30, 2002,  primarily in connection with development and start-up  activities.  Effective as of March 31,
2002, we acquired Javelin  Technologies.  Javelin has incurred net losses in its first few months of operations in 1997, for the years 2000 and 2001 and the nine months ended  September 30, 2002. We cannot assure you that the combined  entity will obtain profitable operations.

A NUMBER OF OUR SUBSIDIARIES  HAVE A LIMITED OPERATING  HISTORY,  WHICH MAKES IT
DIFFICULT TO EVALUATE THEIR PROSPECTS, SO THEIR FUTURE FINANCIAL PERFORMANCE MAY
DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK
PRICE.

            NYFIX  Partners,  NYFIX  Millennium  and Javelin were formed in June
2002, September 1999 and November 1997,  respectively.  Also, we purchased NYFIX
Transaction  Services  in  December  2001.  Because of their  limited  operating history, these entities have limited financial data that you can use to evaluate their  businesses.  You must  consider  their  prospects  in light of the risks, expenses,  delays,  problems  and  difficulties  frequently  encountered  in the establishment  of a new business in an emerging and rapidly  evolving  industry.
NYFIX Partners, NYFIX Millennium, Javelin and NYFIX Transaction Services may not
be successful in their businesses, and profitability may never be attained.

WE MAY BE  REQUIRED  TO RECORD  GOODWILL  IMPAIRMENT  CHARGES  RELATED TO RECENT
ACQUISITIONS,  WHICH  COULD  HAVE A  MATERIAL  ADVERSE  EFFECT ON OUR  FINANCIAL
POSITION AND RESULTS OF OPERATION.

            We have not completed the final allocation of the purchase prices to the acquired NYFIX Millennium and Javelin tangible and intangible assets.  While

                                      -5-

it is anticipated  that the majority of the purchase prices for the acquisitions will be classified as goodwill,  asset  valuations for the  acquisitions and our annual goodwill impairment test have not yet been completed.  Upon completion of the valuations,  assets other than goodwill will be adjusted, if necessary,  and amortized over their remaining  respective useful lives.  Based upon the results of the annual impairment tests, we may be required to record goodwill impairment charges  related to one or both of these  acquisitions  in the fourth quarter of
2002, which could have a material  adverse effect on our financial  position and results of operation.

BECAUSE OUR OPERATING  RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER,  THE PRICE
OF OUR COMMON STOCK MAY BE UNSTABLE.

            Our revenues,  cost of revenues,  operating  expenses and results of operations  have  fluctuated  in the past and will  continue to fluctuate in the future on a  quarterly  basis due to a number of  factors.  Some  factors may be outside  of our  control  and could  have a  negative  effect on our  results of operations, such as:

            o   changes in prices  of, and the  adoption  of  different  pricing strategies for, our products and services;

            o   the  unpredictable  timing and size of purchase  orders from our customers;

            o   a  widespread  decline  in  the  overall  trade  volume  in  the securities markets;

            o   changes in the costs of telecommunication  circuits and costs of data center equipment;

            o   unexpected delays in introducing new or enhanced products; and

            o   the timing and size of expenses, including expenses for research and development of new products.

WE MUST MANAGE OUR GROWTH IN ORDER TO ACHIEVE OUR BUSINESS OBJECTIVES.

            We have  experienced a period of significant  growth in our business that may place a strain upon our management systems and resources.  We intend to continue to grow in the foreseeable  future and to pursue existing and potential market  opportunities.  Our  growth  has  placed,  and will  continue  to place, significant  demands on our management and operational  resources,  particularly with respect to:

            o   recruiting,   training,   supervising   and  retaining   skilled
                technical,  marketing and management personnel in an environment where there is intense competition for skilled personnel;

                                      -6-

            o   implementing  new and enhanced  communications  and  information systems;

            o   maintaining   and   expanding  a  cutting   edge   research  and
                development staff;

            o   expanding our sales and marketing efforts;

            o   expanding our  facilities and other  infrastructure  in a timely manner to accommodate a significantly larger workforce;

            o   developing  and managing a larger,  more  complex  international organization; and

            o   expanding our treasury and accounting functions.

            In order to manage our growth effectively, we must also develop more sophisticated  operational  systems,  procedures  and  controls.  If we  fail to develop  these  systems,  procedures  and controls on a timely  basis,  it could impede our ability to deliver  products in a timely fashion and fulfill existing customer  commitments and, as a result,  our business,  financial  condition and operating  results  could be materially  adversely  affected.  In addition,  our revenue may not continue to grow at a pace that will  support our planned  costs and  expenditures.  To the extent that our revenue  does not  increase at a rate commensurate  with  these  additional  costs and  expenditures,  our  results of operations and liquidity would be materially adversely affected.

ANY SLOWDOWN OR FAILURE OF OUR COMPUTER  SYSTEMS COULD CAUSE US TO LOSE REVENUES
AND CUSTOMERS AND SUBJECT US TO LIABILITY FOR CUSTOMER LOSSES.

            Our services depend on our ability to store,  retrieve,  process and manage  significant  databases and to  electronically  receive and process trade orders.  Our systems or data centers could slow down significantly or fail for a variety  of  reasons,  including  undetected  errors  in our  internal  software programs or computer  systems or heavy stress placed on our systems  during peak trading times. We constantly  monitor system loads and performance and regularly implement system upgrades to handle estimated  increases in demand for capacity.
However,  we may not be able to accurately  predict  future volume  increases or volatility and our systems may not be able to accommodate these demand increases or volatility without failure or degradation. In addition, our redundant systems or  backup  computer  facility  may not be able to  protect  us in the  event of significant  system  failures.  Any  significant  degradation  or failure of our computer systems or any other systems in the clearing or trading processes could cause our  broker-dealer  customers  and  their  customers  to suffer  delays in business  processing,  which could cause substantial losses to our broker-dealer customers  and their  customers,  damage our  reputation,  increase  our service costs,  cause  us to  lose  revenues  and  customers  or  divert  our  technical resources.  We might not be able to defend  ourselves  adequately to enforce our

                                      -7-

contractual  liability  disclaimers in the event we are subjected to claims from our broker-dealer customers and their customers for losses, including litigation claiming fraud or negligence.

            Our  electronic   systems  and  data  centers  could  be  materially
adversely  affected by general power or  telecommunications  failures,  computer viruses or natural disasters.  They are also vulnerable to damage or failure due to human error and sabotage, both external and internal.

WE  RELY  ON  MULTIPLE   TELECOMMUNICATIONS  CARRIERS  FOR  DATA  DELIVERY.  ANY
DISRUPTIONS  TO THESE  SERVICES  COULD  HAVE A  MATERIAL  ADVERSE  EFFECT ON OUR
BUSINESS.

            We  depend  on  the   proper   and   timely   function   of  complex
telecommunications systems maintained and operated by third parties,  securities exchanges,  clearing  brokers and other data  providers.  Natural  disasters  or failures,  or  inadequate  or slow  performance  of any of these  systems  could adversely  affect  our  ability to  provide  our  services.  In  addition,  such disruptions  could  lead to the loss of  customers,  damage our  reputation  and negatively impact our revenues and profitability.

WE FACE SUBSTANTIAL  COMPETITION IN OUR INDIVIDUAL  PRODUCT AREAS FROM COMPANIES
THAT HAVE LARGER AND GREATER  FINANCIAL,  TECHNICAL AND MARKETING  CAPABILITIES,
WHICH  COULD  MAKE IT MORE  DIFFICULT  TO GAIN  MARKET  SHARE AND MAY HINDER OUR
ABILITY TO COMPETE SUCCESSFULLY.

            We operate in a highly  competitive market and expect competition to intensify in the future. Certain of our competitors may have:

            o    longer operating histories;

            o    significantly   greater  financial,   technical  and  marketing
                 resources;

            o    more extensive customer bases; and

            o    extensive knowledge of the industry.

NYFIX Millennium faces competition from traditional stock exchanges,  other ATSs and ECNs.  Existing companies may seek to expand their own businesses to compete with NYFIX Millennium  because of the ongoing growth of the securities  markets, the  interrelationship  between  information and trading,  and the importance of technology in creating  efficient trading systems.  These potential  competitors could include  companies  that enable  customers to trade  products and services other than securities, such as telecommunications  capacity, as well as software companies,  information  and media  companies,  and other companies that are not currently in the brokerage  business.  Competitive  pressures we face may reduce our market share and materially adversely affect our business, operating results and financial condition.

                                      -8-

WE MAY EXPERIENCE  DELAYS IN ENHANCING OUR EXISTING PRODUCTS AND SERVICES AND IN
DEVELOPING NEW PRODUCTS AND SERVICES,  WHICH MAY AFFECT OUR  COMPETITIVENESS AND
CAUSE US TO LOSE MARKET SHARE.

            Our  competitiveness  and ability to maintain or increase our market share will depend,  in part, on our ability to develop,  test,  sell and support enhancements  to our current and new  products and services on a timely basis in
response  to  changing   customer   needs,   competition,   market   conditions,
technological  developments  and  emerging  standards in the  financial  trading industry.  Our failure to  successfully  adapt our products and services to this rapidly changing market could reduce our revenue and cause our operating results to suffer. We may not successfully identify new product opportunities or develop
and  bring  new  and  enhanced   products  and  services  to  the  market  in  a
cost-effective  and  timely  manner.  If we fail to  release  new  products  and upgrades on time or if they fail to achieve market acceptance, we may experience customer  dissatisfaction,  cancellation  of orders  and loss of  customers  and revenues.

OUR ABILITY TO SELL OUR PRODUCTS  AND  SERVICES  AND GROW OUR BUSINESS  COULD BE
SIGNIFICANTLY IMPAIRED IF WE LOSE THE SERVICES OF KEY PERSONNEL.

            Our  business  is  highly  dependent  on a number  of key  executive officers,  including Peter K. Hansen, our Chief Executive Officer and President,
Lars Kragh,  our Chief  Information  Officer,  and the various  chief  executive officers  of our  subsidiaries.  The  loss  of the  services  of any of our  key personnel  could have a material  adverse  effect on our business and results of operations. Our future success will also depend on our ability to recruit, train and retain other  qualified  personnel.  Competition for key personnel and other highly qualified technical and managerial  personnel in our industry is intense.
Failure to attract,  assimilate  and retain key personnel  would have a material adverse effect on our business, results of operations and financial condition.

WE RELY, IN PART, ON OTHERS TO SUPPLY THE UNDERLYING SOFTWARE AND SYSTEMS WE USE
TO PROVIDE OUR  SERVICES.  IF WE ARE UNABLE TO OBTAIN  THIRD  PARTY  SUPPORT AND
DELIVERY ON A TIMELY AND RELIABLE BASIS,  OUR ABILITY TO PERFORM  SERVICES COULD
BE HINDERED AND THE RELATIONSHIPS WE HAVE WITH OUR CUSTOMERS COULD BE HARMED.

            We rely on a number of third parties to supply  underlying  software and systems,  as well as equipment and related  maintenance.  If, in the future, enhancements  or  upgrades  of  third  party  software  and  systems  cannot  be integrated with our technologies or if the technologies on which we rely fail to respond to industry  standards or technological  changes,  we may be required to redesign our  proprietary  systems.  Software  products  may contain  defects or errors,  especially  when first  introduced or when new versions or enhancements are  released.  The  inability  of third  parties  to supply us with  underlying software and systems on a reliable,  timely  basis could harm our  relationships with our customers and our ability to achieve our projected level of growth.

                                      -9-

OUR PRODUCTS MAY SUFFER FROM DEFECTS OR ERRORS, WHICH MAY HARM OUR REPUTATION OR
SUBJECT US TO PRODUCT LIABILITY CLAIMS.

            The products we offer are inherently  complex.  Despite  testing and quality control,  current versions, new versions or enhancements of our products may contain errors. Any errors, slowdown or failure in our products may harm our reputation  or subject us to product  liability  claims.  Significant  technical challenges  also arise with our  products  because our  customers  purchase  and integrate them with a number of third party computer  applications and software.
Such  integration  may not always be successful.  Any defects or errors that are discovered after commercial release could result in the loss of revenue or delay in market acceptance of our products. Moreover, we could face higher development costs  if our  products  contain  undetected  errors,  or if we fail to meet our customers'  expectations.  Although  we  maintain  general  liability  insurance coverage,  this coverage may not continue to be available on reasonable terms or at all. In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

WE MAY NOT BE ABLE TO PROTECT  OUR  INTELLECTUAL  PROPERTY  RIGHTS,  WHICH COULD
WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUES AND INCREASE OUR COSTS.

            We rely on  trade  secrets,  copyright,  trademark,  patent  law and licensing arrangements to protect our proprietary  technology.  We are currently exploring  obtaining  additional patents for some of our proprietary  technology
and  know-how.   Notwithstanding   the   precautions  we  take  to  protect  our
intellectual property rights, it is possible that third parties may successfully challenge the validity or scope of our patents and  trademarks,  develop similar technology  independently,  copy or  otherwise  obtain  and use our  proprietary technology  without  authorization or otherwise  infringe on our rights.  We may have to rely on litigation to enforce our intellectual property rights,  protect our trade secrets, determine the validity and scope of the proprietary rights of others  or  defend  against  claims  of  infringement  or  invalidity.  Any such litigation,  whether  successful or  unsuccessful,  could result in  substantial costs to us and  diversions of our  resources  and the attention of  management, either of which could negatively affect our business. In addition, other parties who have entered into  non-disclosure  agreements and license agreements with us may breach those  agreements or other  protective  contracts,  and we may not be able to  enforce  our  rights in the event of these  breaches.  Our  failure  or inability  to enforce  our  intellectual  property  rights or protect  our trade secrets  could  negatively  impact our business  prospects  and/or our financial results.

CONDUCTING BUSINESS IN INTERNATIONAL MARKETS SUBJECTS US TO ADDITIONAL RISKS.

            For the  years  ended  December  31,  2000 and 2001 and for the nine months ended September 30, 2002, approximately 11%, 15% and 9%, respectively, of our revenues  were  derived  from our  international  operations.  Thus,  we are subject to risks inherent in doing business in international markets, including:

                                      -10-

            o   difficulties in recruiting and retaining  personnel and managing international operations;

            o   a  high  degree  of  costs  associated  with  servicing  smaller national markets; and

            o   fluctuations in currency exchange rates.

Any of the above could affect the profitability of our international  operations or hinder our ability to expand further internationally.

THE SECURITIES BROKERAGE INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.
IF NYFIX  MILLENNIUM  OR NYFIX  TRANSACTION  SERVICES  FAIL TO COMPLY WITH THESE
REGULATIONS,  THEY MAY BE SUBJECT TO  DISCIPLINARY OR OTHER ACTION BY REGULATORY
ORGANIZATIONS.

            The  securities  industry is subject to extensive  regulation  under both federal and state laws.  In addition to these laws,  NYFIX  Millennium  and
NYFIX Transaction Services must comply with rules of the Securities and Exchange
Commission  (SEC),  including  Regulation  ATS  for  NYFIX  Millennium,  and The
National  Association  of  Securities  Dealers,   Inc.  (NASD),   various  stock
exchanges, state securities commissions and other regulatory bodies charged with safeguarding the integrity of the securities markets and other financial markets and protecting  the interests of investors  participating  in these markets.  As registered  broker-dealers,  NYFIX Millennium and NYFIX Transaction Services are
subject to numerous regulations covering the securities business, including:

            o   marketing practices;

            o   capital structure, including net capital requirements;

            o   record keeping; and

            o   conduct of directors, officers and employees.

Any failure to comply with these  regulations could subject NYFIX Millennium and
NYFIX Transaction  Services to censure,  fines, the issuance of cease-and-desist orders or the suspension,  and/or disqualification of its officers, directors or employees.

                                      -11-

NYFIX  MILLENNIUM'S  AND  NYFIX  TRANSACTION   SERVICES'   COMPLIANCE  AND  RISK
MANAGEMENT METHODS MAY NOT BE EFFECTIVE.

            NYFIX Millennium's and NYFIX Transaction Services' ability to comply with  regulations  depends  largely on the  establishment  and maintenance of an effective  compliance  system,  as well as their  ability to attract  and retain qualified compliance personnel.  NYFIX Millennium and NYFIX Transaction Services could be subject to disciplinary  or other actions due to claimed  noncompliance with  regulations  in the  future.  If a  claim  of  noncompliance  is made by a regulatory  authority,  the efforts of the  management of NYFIX  Millennium  and
NYFIX  Transaction  Services  could be diverted to  responding to such claim and
NYFIX Millennium and NYFIX  Transaction  Services could be subject to a range of possible  consequences,  including the payment of fines,  civil lawsuits and the suspension of one or more portions of its business.  In addition,  their mode of operation and profitability may be directly affected by:

            o   additional legislation;

            o   changes in rules  promulgated by the SEC, the NASD, the Board of
                Governors  of the Federal  Reserve  System,  the  various  stock exchanges or other self-regulatory organizations; or

            o   changes in the  interpretation  or  enforcement of existing laws and rules.

            In addition,  NYFIX Millennium's status as a recognized ATS requires that its trade execution and communication systems be able to handle anticipated present and future peak trading volumes.  If any of our systems become disabled, the  ability  to  process  trades  and  handle  peak  trading  volumes  will  be compromised.  The status of NYFIX Millennium as an SEC registered  broker-dealer and NASD member is  conditioned,  in part,  on its ability to process and settle trades.

TERRORIST ATTACKS AND THE THREAT OF WAR HAVE CREATED SIGNIFICANT INSTABILITY AND
UNCERTAINTY IN THE WORLD,  WHICH CAN EXACERBATE  MANY OF THE RISK FACTORS LISTED
ABOVE.

            The terrorist attacks in the United States on September 11, 2001 and the  declaration  of war by the United  States  against  terrorism  have created significant instability and uncertainty in the world, which may continue to have a  material  adverse  effect on world  financial  markets,  including  financial markets in the United States.  Such adverse political events may have a negative impact  on  economic  conditions  in the  United  States.  Unfavorable  economic conditions  in the United  States may have an  adverse  effect on our  financial operations  including,  but not limited to, our ability to expand the market for our products,  enter into strategic  relationships and effectively  complete our business plan.

                                      -12-

            In  addition,  terrorist  attacks  similar to the ones  committed on
September 11, 2001 may directly  affect our ability to keep our  operations  and services  functioning  properly.  Future  attacks could create  problems for our
computer  systems,   disrupt  services,   and  delay  product   development  and
enhancement.  Any of these  occurrences  could have a material adverse effect to our business and results of operations.

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a registration  statement on Form S-3 with the SEC for our common stock offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  You should refer to the registration statement and its exhibits for additional information. Whenever we make  references in this  prospectus to any of our  contracts,  agreements or other  documents,  the  references are not  necessarily  complete and you should refer to the exhibits  attached to the registration  statement for the copies of the actual contract, agreement or other document.

            You should rely only on the information and representations provided or incorporated by reference in this  prospectus or any related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling  shareholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            The SEC  maintains  an Internet  site at  http://www.sec.gov,  which contains  reports,  proxy and  information  statements,  and  other  information regarding  us. You may also read and copy any  document  we file with the SEC at its Public  Reference  Room, 450 Fifth Street,  N.W.,  Washington,  D.C.  20549.
Please call the SEC at 1-800-SEC-0330  for further  information on the operation of the Public Reference Room.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to  "incorporate  by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information  incorporated by reference is considered to be part of this prospectus,  and later  information filed with the
SEC will  automatically  update and replace this information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections  13(a),  13(c),  14, or 15(d) of the  Securities  Exchange Act of
1934, as amended:

                                      -13-

            (1)  Our Annual Report on Form 10-K for the year ended  December 31,
                 2001;

            (2)  Our  Quarterly  Report on Form 10-Q for the period  ended March
                 31, 2002;

            (3)  Our Quarterly Report on Form 10-Q for the period ended June 30,
                 2002;

            (4)  Our  Quarterly  Report  on  Form  10-Q  for  the  period  ended
                 September 30, 2002;

            (5)  Our Current Report on Form 8-K/A, filed April 17, 2002;

            (6)  Our Current Report of Form 8-K/A, filed June 13, 2002; and

            (7)  The  description  of  our  common  stock  in  our  registration
                 Statement on Form 8-A dated August 27, 1993.

            We will  provide  you with a copy of these  filings,  excluding  the exhibits  to  such  filings  which  we have  not  specifically  incorporated  by reference in such filings,  at no cost, upon written or oral request, by writing or  telephoning  us at NYFIX,  Inc.,  Stamford  Harbor Park,  333 Ludlow Street,
Stamford,  CT  06902,  Attention:   Chief  Financial  Officer,  telephone  (203)
425-8000.

                           FORWARD-LOOKING STATEMENTS

            This    prospectus    includes   or    incorporates   by   reference
forward-looking  statements  within the meaning of Section 27A of the Securities
Act of 1933 and  Section 21E of the  Securities  Exchange  Act of 1934.  In some cases,  you can  identify  forward-looking  statements  by words  such as "may,"
"will,"   "should,"   "could,"   "expect,"  "plan,"   "anticipate,"   "believe,"
"estimate," "intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other  comparable  terminology.  These statements are only  predictions.  Actual  events or  results  may  differ  materially.  In evaluating these statements,  you should specifically  consider various factors, including the risks outlined under "Risk Factors."  Although we believe that the expectations  reflected in the  forward-looking  statements are  reasonable,  we
cannot   guarantee   future   results,   levels  of  activity,   performance  or
achievements.  We are  under  no  duty  to  update  any  of the  forward-looking statements  after the date of this  prospectus  to conform  these  statements to actual results.

                                 USE OF PROCEEDS

            The shares of common stock offered  hereby are being  registered for the account of the  selling  shareholders  identified  in this  prospectus.  See
"Selling  Shareholders."  We will not receive any proceeds from the sale of such shares.  All net  proceeds  from the  sale of the  common  stock  will go to the shareholders that offer and sell their shares.

                                      -14-

                              SELLING SHAREHOLDERS

            The following table sets forth  information,  as of the date hereof, with respect to our common stock beneficially owned by each selling shareholder.
The selling  shareholders are not obligated to sell any of the shares offered by this  prospectus.  The number of shares  sold by each  selling  shareholder  may depend on a number of factors,  such as the market price of our common stock.

            We are  registering  an  aggregate  of 210,000  shares of our common stock for resale by the selling  shareholders  in accordance  with  registration rights  previously  granted to them. We agreed to file a registration  statement under the Securities Act with the SEC, of which this  prospectus is a part, with respect  to the  resale  of  such  shares  that we  issued  in  October  2002 in
connection   with  our  purchase  of   membership   interests   of   Renaissance
Technologies, LLC.

            The selling  shareholders may sell any or all of their shares listed below from time to time.  Accordingly,  we cannot  estimate  how many shares the selling  shareholders  will own upon  consummation of any such sales.  Also, the selling shareholders may have sold,  transferred or otherwise disposed of all or a portion of their  shares  since the date on which the shares were  issued,  in transactions exempt from the registration requirements of the Securities Act.

                                        Number of                           Number of       Percentage of
                                         Shares                              Shares          Outstanding
                                      Beneficially        Number of        Beneficially      Common Stock
                                     Owned Prior to     Shares Being       Owned After          After
Name                                   Offering(1)        Offered         Offering(1)(2)    Offering(1)(2)
----                                   -----------        -------         --------------    --------------

Renaissance Technologies, LLC            60,000           60,000                0                 0

Edward Brandman                          50,000 (3)       50,000 (3)            0                 0

Daniel J. Ryan                           50,000 (3)       50,000 (3)            0                 0

Kenneth J. Degiglio                      50,000 (3)       50,000 (3)            0                 0

------------------

(1)         Unless otherwise indicated, we believe that all persons named in the above table have sole voting and  investment  power with  respect to all shares of voting stock  beneficially  owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options,  warrants or  convertible  securities.  Each  beneficial owner's percentage ownership is determined by assuming that options,

                                      -15-

            warrants  and  convertible  securities  held by such person (but not those  held by any  other  person)  and  which  are  exercisable  or convertible  within  60 days  have  been  exercised  and  converted.
            Assumes a base of 31,098,758 shares of common stock outstanding.

(2)         Beneficial ownership of shares held by the selling shareholder after this offering assumes that each selling  shareholder sold all of the shares it is offering in this prospectus but actually will depend on the number of securities sold.

(3)         30,000 of such shares are subject to various lock-ups for periods of between one and three years.

                              PLAN OF DISTRIBUTION

            This  prospectus  relates  to the  offer  and  sale  by the  selling shareholders  of an  aggregate  of 210,000  shares of our  common  stock that we issued in connection  with our purchase of membership  interests of  Renaissance
Trading Technologies, LLC.

            The selling  shareholders may sell the shares in transactions in the over-the-counter  market, in negotiated  transactions,  or a combination of such methods  of sale.  The  selling  shareholders  may sell the shares on the Nasdaq
National Market or on any stock exchange on which the common stock may be listed at the time of sale, through public or private transactions at prevailing market prices,  at prices  related to such  prevailing  market  prices or at  privately negotiated  prices.  The selling  shareholders  may also sell shares pursuant to
Rule 144 of the Securities Act, if applicable.

            The selling  shareholders may use underwriters or  broker-dealers to sell the shares.  Such underwriters and broker-dealers may receive  compensation in the form of discounts or commissions from the selling  shareholders,  or they may receive  commissions  from the  purchasers  of shares for whom they acted as agents, or both (which compensation as to a particular broker-dealer might be in excess of customary  commissions).  The selling shareholders and any underwriter or  broker-dealer  who  participates  in the  distribution  of the shares may be deemed to be  "underwriters"  within the meaning of the Securities  Act, and any commissions  received  by them  and  any  profit  on the  resale  of the  shares purchased  by them may be deemed to be  underwriting  discounts  or  commissions under the Securities Act.

            In  addition,   the   broker-dealers'   commissions,   discounts  or
concession may qualify as underwriters'  compensation  under the Securities Act.
We will disclose in a post-effective amendment to the registration statement any broker-dealers the selling shareholders  contract with in the selling effort who may appear to be acting as  underwriters  within the meaning of Section 2(11) of the Securities Act. If any such  broker-dealers  are acting as underwriters,  we

                                      -16-

will revise the disclosures in the registration  statement to include the amount of the shares of our common  stock being sold by the  broker-dealer  and, if the broker-dealer  is  entitled  to  sell  additional  shares,  the  broker-dealer's relationship  and  obligations  to us  and  the  selling  shareholders  and  any associated expenses which we or the selling shareholders may incur in connection with such sale of our common stock.  We will also file any agreement the selling shareholders or we may enter into with such  broker-dealer  as an exhibit to the registration statement.

            Under applicable rules and regulations under the Securities Exchange
Act of 1934, as amended,  any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a certain period of time, except under certain limited  circumstances.
Also,  without  limiting the foregoing,  each selling  shareholder and any other person  participating  in  such  distribution  will  be  subject  to  applicable provisions of the Exchange Act and rules and regulations  thereunder  (including
Regulation  M), which  provisions may limit the timing of purchases and sales of shares of our common stock by such selling shareholder.

            At the time a selling  shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered.  If a supplemental  prospectus  is required,  one will be delivered  setting forth the number of shares  being  offered and the terms of the  offering,  including  the names of any  underwriters,  dealers or agents,  the purchase  price paid by any underwriter for the shares, and any discounts or commissions.

            In order to comply with the securities  laws of certain  states,  if applicable,  the  shares  will  be  sold  in  such  jurisdictions  only  through registered or licensed  brokers or dealers.  In addition,  in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable  state or an exemption  from the  registration  or  qualification requirement is available and complied with.

            We have agreed to pay  substantially all of the expenses incident to the registration,  offering and sale of the shares to the public,  excluding the commissions or discounts of underwriters, broker-dealers or agents.

                                  LEGAL MATTERS

            The  validity of the shares of common stock  offered  hereby will be passed upon for us by Olshan Grundman Frome  Rosenzweig & Wolosky LLP, New York,
New York.  Certain  partners of Olshan  Grundman Frome  Rosenzweig & Wolosky LLP beneficially own shares of our common stock.

                                      -17-

                                     EXPERTS

            The consolidated  financial statements of NYFIX, Inc. as of December
31, 2001 and 2000 and for each of the three years in the period  ended  December
31, 2001, incorporated in this prospectus by reference from our annual report on
Form 10-K for the year ended December 31, 2001,  have been audited by Deloitte &
Touche  LLP,  independent   auditors,  as  stated  in  their  report,  which  is
incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their  authority as experts in  accounting  and auditing.

            The financial  statements of NYFIX Millennium  L.L.C. as of December
31, 2001 and for the year ended  December 31, 2001 and for the period  September
9,  1999  (date  of  inception)  to  December  31,  2001,  incorporated  in this prospectus  by  reference  from our Form 8-K/A filed April 17,  2002,  have been audited  by  Deloitte & Touche  LLP,  independent  auditors,  as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their  authority as experts in accounting and auditing.

            The consolidated financial statements of Javelin Technologies,  Inc.
as of December 31, 2001 and 2000 and for the years then ended,  incorporated  in this  prospectus by reference from our Form 8-K/A filed June 13, 2002, have been audited  by  Deloitte & Touche  LLP,  independent  auditors,  as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their  authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities  Act  may  be  permitted  to  our  directors,   officers  or  persons
controlling  us, we have been  advised  that it is the SEC's  opinion  that such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                      -18-

                                   NYFIX, INC.

                                 210,000 SHARES
                                       OF
                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS
                               ------------------

                                 _________, 2003

            YOU  SHOULD  RELY  ONLY  ON  THE   INFORMATION   CONTAINED  IN  THIS
PROSPECTUS.  WE HAVE NOT  AUTHORIZED  ANYONE  TO  PROVIDE  YOU WITH  INFORMATION
DIFFERENT  FROM THAT  CONTAINED IN THIS  PROSPECTUS.  THIS  PROSPECTUS  DOES NOT
CONSTITUTE AN OFFER OR  SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH PERSON
IS NOT  AUTHORIZED,  OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS
NOT  QUALIFIED  TO DO SO, OR TO ANY PERSON TO WHOM IT IS  UNLAWFUL  TO MAKE SUCH
OFFER OR SOLICITATION.  THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES
IN ANY  JURISDICTION  WHERE IT IS UNLAWFUL.  THE  INFORMATION  CONTAINED IN THIS
PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE
TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

            NO ACTION IS BEING  TAKEN IN ANY  JURISDICTION  OUTSIDE  THE U.S. TO
PERMIT A PUBLIC  OFFERING OF THE COMMON STOCK OR POSSESSION OR  DISTRIBUTION  OF
THIS PROSPECTUS IN THAT  JURISDICTION.  PERSONS WHO COME INTO POSSESSION OF THIS
PROSPECTUS IN JURISDICTIONS  OUTSIDE THE U.S. ARE REQUIRED TO INFORM  THEMSELVES
ABOUT AND TO OBSERVE ANY  RESTRICTIONS AS TO THIS OFFERING AND THE  DISTRIBUTION
OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                      -19-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

            The following table sets forth the costs and expenses payable by the
Registrant in connection  with the issuance and  distribution  of the securities being registered. All amounts are estimated except the SEC registration fee.

                                                                       Amount to
                                                                        be Paid
                                                                        -------

SEC registration fee.................................................$     89.45
Accounting fees and expenses.........................................$  4,000.00
Legal fees and expenses..............................................$ 10,000.00
Miscellaneous........................................................$    910.55
                                                                     -----------
     Total...........................................................$ 15,000.00
                                                                     ===========

Item 15.      Indemnification of Directors and Officers.

            Article  Twelfth of our  Certificate of  Incorporation,  as amended, states that any person made a party to any action,  suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer or employee  of ours or of any  corporation  which he served as such at our request shall be indemnified by us against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action,  suit or  proceeding,  or in  connection  with any appeal  therein, except in relation  to matters as to which it shall be adjudged in such  action, suit or  proceeding  that such  officer,  director  or  employee  is liable  for negligence or misconduct in the performance of his duties.

            We have  also  entered  into  indemnification  agreements  with  our officers and  directors  that specify  additional  terms of our  indemnification obligations.  In general, these indemnification  agreements provide that we will indemnify our officers and directors to the fullest  extent now permitted  under current law and to the extent  that the law is amended to increase  the scope of permitted indemnification. They also provide for the advance payment of expenses to a  director  or  officer  incurred  in an  indemnifiable  claim,  subject  to repayment  if it is  later  determined  that the  director  or  officer  was not entitled to be  indemnified.  Under these  agreements  we agree to reimburse the director  or officer for any  expenses  that he incurs in seeking to enforce his rights  under the  indemnification  agreement,  and we have the  opportunity  to participate in the defense of any  indemnifiable  claims against the director or officer.

                                      II-1

            The following is a general summary of certain  indemnity  provisions of the New York Business  Corporation Law, or BCL, as it currently exists and is subject to the specific and detailed provisions of Sections 721-726 of the BCL.

            Section 721 of the BCL provides that indemnification pursuant to the
BCL will not be  deemed  exclusive  of other  indemnification  rights to which a director or officer may be entitled,  provided  that no  indemnification  may be made if a  judgment  or other  final  adjudication  adverse to the  director  or officer  establishes  that (i) his acts were  committed in bad faith or were the result of active and deliberate  dishonesty,  and, in either case, were material to the cause of action so  adjudicated,  or (ii) he personally  gained in fact a financial profit or other advantage to which he was not legally entitled.

            Section 722(a) of the BCL provides that a corporation  may indemnify a person made, or threatened to be made, a party to any civil or criminal action or  proceeding,  other than an action by or in the right of the  corporation  to procure  judgment in its favor but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the  corporation  or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result  of such  action  or  proceeding,  or any  appeal  therein,  if such director or officer  acted,  in good faith,  for a purpose  which he  reasonably believed to be in, or, in the case of service to any other  entity,  not opposed to,  the  best  interests  of  the  corporation  and,  in  criminal  actions  or proceedings,  in addition,  had no reasonable  cause to believe that his conduct was unlawful.

            With  respect to actions  by or in the right of the  corporation  to procure judgment in its favor,  Section 722(c) of the BCL provides that a person who is or was a director or officer of the  corporation or who is or was serving as a director or officer of any other  corporation  or entity may be indemnified only against  amounts paid in  settlement  and  reasonable  expenses,  including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such an action or any appeal therein,  if such director or officer acted, in good faith,  for a purpose which he reasonably  believed to be in, or, in the case of service to any other entity,  not opposed to, the best interests of the corporation and that no indemnification  may be made in respect of (1) a threatened  action,  or a pending  action which is settled or otherwise disposed of, or (2) any claim,  issue or matter as to which such person has been adjudged  to be  liable  to  the  corporation,  unless  and  to  the  extent  an appropriate  court determines that the person is fairly and reasonably  entitled to partial or full indemnification.

            Section 723 of the BCL specifies the manner in which payment of such
indemnification  may  be  authorized  by  the  corporation.   It  provides  that
indemnification  by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending

                                      II-2

an action.  In the event that the director or officer has not been successful or the action is settled,  indemnification  may be made by the corporation  only if authorized by any of the corporate  actions set forth in Section 723 (unless the corporation has provided for  indemnification  in some other manner as otherwise permitted by Section 721 of the BCL).

            Section 724 of the BCL provides  that upon proper  application  by a director or officer,  indemnification  shall be awarded by a court to the extent authorized under Sections 722 and 723 of the BCL.

            Section  725  of  the  BCL  contains  certain  other   miscellaneous
provisions  affecting the  indemnification of directors and officers,  including provision for the return of amounts paid as  indemnification  if any such person is ultimately found not to be entitled to the indemnification.

            Section 726 of the BCL  authorizes  the purchase and  maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result  of the  indemnification  of  directors  and  officers  under  the  above sections,  (2)  directors  and  officers  in  instances  in  which  they  may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not  otherwise be  indemnified  by a  corporation under such sections,  provided the contract of insurance covering such directors
and  officers   provides,   in  a  manner  acceptable  to  the  New  York  State
Superintendent of Insurance, for a retention amount and for co-insurance.

            We  maintain  insurance  coverage  under  which  our  directors  and officers are insured,  subject to limits of the policy,  against certain losses, as defined in the policy,  arising from claims made against such  directors  and officers by reason of any  wrongful  acts,  as defined in the  policy,  in their respective capacities as directors or officers.

Item 16.      Exhibits.

Number        Description
------        -----------

4.1(i)        Composite Certificate of Incorporation of the Registrant.
4.2(ii)       Bylaws of the Registrant.
4.3(iii)      Rights Agreement between Chase Mellon Shareholder Services, L.L.C.
              and the Registrant, dated September 1, 1997.
4.4(iv)       First   Amendment  to  Rights   Agreement   between  Chase  Mellon
              Shareholder Services, L.L.C. and the Registrant, dated October 25,
              1999.
5.1*          Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
23.1*         Consent of Deloitte & Touche LLP re: NYFIX, Inc.
23.2*         Consent of Deloitte & Touche LLP re: NYFIX Millennium L.L.C.
23.3*         Consent of Deloitte & Touche LLP re: Javelin Technologies, Inc.

                                      II-3

23.4*         Consent  of  Olshan  Grundman  Frome   Rosenzweig  &  Wolosky  LLP
              (contained in Exhibit 5.1).
24.1*         Power of Attorney (included on signature page to this Registration
              Statement).

------------
*      Filed herewith.

(i)    Incorporated   by  reference   from  Exhibit  3.1  to  the   Registrant's
       Registration Statement on Form S-3/A filed June 1, 2001 (Registration No.
       333-60314).
(ii)   Incorporated   by  reference   from  Exhibit  3.2  to  the   Registrant's
       Registration Statement on Form 10 filed March 5, 1993.
(iii)  Incorporated by reference from Exhibit 1 to the Registrant's Registration
       Statement  on  Form  8-A  filed  September  10,  1997  (Registration  No.
       001-12292).
(iv)   Incorporated by reference from Exhibit 3 to the Registrant's Registration
       Statement  on  Form  8-A/A  filed  November  3,  1999  (Registration  No.
       001-12292).

Item 17.      Undertakings.

     (a)      The undersigned Registrant hereby undertakes:

              (1) To file,  during any period in which offers or sales are being made,  a  post-effective  amendment  to this  Registration  Statement  to include any material information with respect to the plan of distribution not previously  disclosed in the  Registration  Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining  any liability  under the
       Securities Act of 1933, each post-effective  amendment shall be deemed to be a new  registration  statement  relating  to  the  securities  offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To  remove  from  registration  by means  of a  post-effective amendment any of the securities  being  registered which remain unsold at the termination of the offering.

            (b) The undersigned  registrant hereby undertakes that, for purposes of determining  any liability  under the Securities Act of 1933,  each filing of the  registrant's  annual  report  pursuant  to  Section  13(a)  or 15(d) of the
Securities  Exchange  Act of 1934  (and,  where  applicable,  each  filing of an employee  benefit  plan's  annual  report  pursuant  to  Section  15(d)  of  the
Securities  Exchange  Act of 1934) that is  incorporated  by  reference  in this
Registration  Statement  shall  be  deemed  to be a new  registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-4

            (c) Insofar as  indemnification  for  liabilities  arising under the
Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the Registrant  pursuant to the foregoing  provisions,  or otherwise, the  Registrant  has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is,  therefore,  unenforceable.  In the  event  that a claim  for indemnification  against  such  liabilities  (other  than  the  payment  by  the
Registrant of expenses  incurred or paid by a director,  officer or  controlling person  of the  Registrant  in the  successful  defense  of an  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-5

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the City of Stamford,  State of Connecticut,  on the 13th day of
January, 2003.

                                       NYFIX, INC.

                                       By: /s/ Peter K. Hansen
                                           -------------------------------------
                                           Peter K. Hansen
                                           Chief Executive Officer and President

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby  constitutes and appoints Peter K. Hansen,  Chief Executive
Officer and President,  and Mark R. Hahn, Chief Financial  Officer,  and each of them individually,  as his true and lawful  attorneys-in-fact  and agents,  with full power of substitution, for him in his name, place and stead, in any and all capacities,  in connection with this Registration  Statement,  including to sign and file in the name and on behalf of the  undersigned as director or officer of the Registrant (i) any and all amendments or supplements  (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith,  and (ii) any and all additional  registration  statements,  and any and all  amendments  thereto, relating to the same  offering of  securities  as those that are covered by this
Registration  Statement that are filed pursuant to Rule 462(b) promulgated under the Securities  Act of 1933 with the Securities and Exchange  Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the  premises,  as fully to all  intents  and  purposes as he might or
could  do  in  person,   hereby   ratifying   and   confirming   all  that  said
attorneys-in-fact  and agents, or their substitute,  may lawfully do or cause to be done by virtue hereof.

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated:

        Signature                        Title                         Date
        ---------                        -----                         ----

                           Chief Executive Officer, President    January 13, 2003
/s/ Peter K. Hansen        and Director (principal executive
----------------------     officer)
Peter K. Hansen

                           Chief Financial Officer (principal    January 13, 2003
/s/ Mark R. Hahn           financial and accounting officer)
---------------------
Mark R. Hahn

/s/ George O. Deehan       Director                              January 13, 2003
---------------------
George O. Deehan

/s/ William J. Lynch       Director                              January 13, 2003
---------------------
William J. Lynch

/s/ Carl E. Warden         Director                              January 13, 2003
---------------------
Carl E. Warden

                                      II-6

                                  Exhibit Index
                                  -------------

Exhibit
-------

4.1(i)       Composite Certificate of Incorporation of the Registrant.
4.2(ii)      Bylaws of the Registrant.
4.3(iii)     Rights Agreement between Chase Mellon Shareholder Services,  L.L.C.
             and the Registrant, dated September 1, 1997.
4.4(iv)      First   Amendment  to  Rights   Agreement   between   Chase  Mellon
             Shareholder Services, L.L.C. and the Registrant,  dated October 25,
             1999.
5.1*         Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
23.1*        Consent of Deloitte & Touche LLP re: NYFIX, Inc.
23.2*        Consent of Deloitte & Touche LLP re: NYFIX Millennium L.L.C.
23.3*        Consent of Deloitte & Touche LLP re: Javelin Technologies, Inc.
23.4*        Consent  of  Olshan   Grundman  Frome   Rosenzweig  &  Wolosky  LLP
             (contained in Exhibit 5.1).
24.1*        Power of Attorney  (included on signature page to this Registration
             Statement).

------------
*    Filed herewith.

(i)    Incorporated   by  reference   from  Exhibit  3.1  to  the   Registrant's
       Registration Statement on Form S-3/A filed June 1, 2001 (Registration No.
       333-60314).
(ii)   Incorporated   by  reference   from  Exhibit  3.2  to  the   Registrant's
       Registration Statement Form 10 filed March 5, 1993.
(iii)  Incorporated by reference from Exhibit 1 to the registration statement on
       Form 8-A filed September 10, 1997 (Registration No. 001-12292).
(iv)   Incorporated by reference from Exhibit 3 to the registration statement on
       Form 8-A/A filed November 3, 1999 (Registration No. 001-12292).

                                      II-7